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Exhibit 2.1

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is made as of the 17th day of December, 2003, by and between Convention Hotel Partners, LLC, an Indiana limited liability company (hereinafter called "Seller"), and LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership ("Purchaser").

                              W I T N E S S E T H:

     WHEREAS, Seller subleases Land, as defined below, and owns the hotel known as the Marriott Hotel Downtown Indianapolis in Indianapolis, Indiana and desires to assign such sublease and to sell such hotel and related improvements to Purchaser on the terms and conditions set forth below; and

     WHEREAS, the Purchaser desires to assume such sublease and purchase such hotel and related improvements from Seller on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and the respective undertakings of the parties hereinafter set forth, it is hereby agreed:

     SECTION 1. DEFINITIONS. Wherever used in this Agreement, the words and phrases set forth below shall have the meanings set forth below or in an Exhibit to this Agreement to which reference is made, unless the context clearly requires otherwise.

     A. "Closing" means the closing at which Seller conveys title to the Project to Purchaser and Purchaser pays Seller the purchase price described in Section 2 herein below.

     B. "Closing Date" means the date which is ten (10) days after the end of the Inspection Period (as defined in Section 6D below) or such other date as shall otherwise be agreed upon by the parties for the Closing.

     C. "Consumables" shall mean all food and beverages (including alcoholic and non-alcoholic), engineering, maintenance, and housekeeping supplies (including soap, cleaning materials and matches), stationery, printing and other supplies of all kinds and used in connection with the ownership, operation and maintenance of the Project and FF & E and all merchandise located in stores operated by or on behalf of Seller at the Project.

     D. "Financial Statements" means all financial statements and information relating to the Project which are referred to in Section 3(M) hereof.

     E. "Existing Franchise Agreement" means the existing franchise agreement for the Project with Marriott (defined below).

     F. "Furniture, Fixtures and Equipment" shall mean all tangible personal property, excluding the Consumables, located on the Project, and used in connection with the ownership, operation and maintenance of the Project (collectively, the "FF & E"); provided, however, the FF&E shall not include any property leased by Seller under the Equipment Leases (defined below). The FF & E shall include all fixtures, furniture, furnishings, fittings, televisions, art work, vehicles, equipment, computer hardware and non-proprietary software, machinery, apparatus, appliances, china, glassware, linens, silverware, keys and uniforms owned by Seller and used in connection with the ownership, operation, and maintenance of the Project.

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     G. "Improvements" means all buildings, structures, fixtures and other improvements of Owner now or hereafter located or erected on the Land, including (without limitation) an approximately 497,000 square foot hotel located on the Land which includes 615 guest rooms and approximately 40,000 square feet of meeting rooms and is commonly known as the "Marriott Hotel Downtown Indianapolis", and a parking garage located beneath the hotel containing approximately 300 parking spaces.

     H. "Land" means Seller's subleasehold interest in the real property located at 350 West Maryland Street in Indianapolis, Marion County, Indiana containing approximately 2.65 acres and more particularly described on Exhibit A hereto, including all adjacent roadways, rights-of-way and alleys to the extent Seller has an interest therein, all oil, gas and other mineral rights and all easements and other rights appurtenant to such real property.

     I. "License Premises" means that part of the Improvements in which alcoholic beverages are authorized to be kept and sold pursuant to the Liquor License.

     J. "Liquor License" means that certain alcoholic beverage permit #RH4918796 issued in the name of Seller by the Indiana Alcohol & Tobacco Commission and expiring November 27, 2004, together with any supplemental designations relating to the Liquor License.

     K. "Personal Property" means all tangible and intangible personal property now or hereafter owned by the Seller and used in connection with the operation of the Project, including, without limitation, (i) the personal property described in Exhibit B, and all other building and construction materials, equipment, appliances, machinery and personal property owned by Seller and used in connection with the operation of the Project, (ii) the Consumables, (iii) the Furniture, Fixtures and Equipment, (iv) all permits, licenses, certificates and approvals issued in connection with the Project to the extent assignable or transferable, (v) the exclusive right to use the name of the Project and all other names, logos, and designs used in connection with the Project, including the Project's bars, restaurants, banquet rooms and meeting rooms, subject to the rights and interests of Marriott International. Inc. ("Marriott") under the Existing Franchise Agreement, (vi) the right to use the Project's telephone numbers and post office boxes, (vii) all booking agreements, (viii) all service marks and trademarks, subject to the rights of Marriott under the Existing Franchise Agreement, (ix) all prepaid assets, including prepaid advertising and sales materials, (x) all plans and specifications, operating manuals, guaranties and warranties and any other items used in the operation of the Project to the extent assignable or transferable, and (xi) all books and records pertaining to the Project, including all documents relating to guests at the Project and employees at the Project.

     L. "Project" means the Land, the Personal Property, the Improvements and Seller's interests in the Project Agreements, Tenant Leases, Service and Supply Contracts and Equipment Leases.

     M. "Project Agreement(s)" means, collectively, (i) that certain Project Agreement dated as of June 29, 1999 by and between Seller and the Department of Metropolitan Development of the Consolidated City of Indianapolis, acting for and on behalf of the Metropolitan Development Commission of Marion County, Indiana, in its capacity as the Redevelopment Commission of the City of Indianapolis (the "MDC"), (ii) that certain Lease dated as of June 23, 1999 by and between the Capital Improvement Board of Managers of Marion County, Indiana (the "CIB") and the MDC, (iii) that certain Convention Center Hotel Sublease dated as of June 23, 1999 by and between the MDC and Seller (the "Sublease"),
(iv) that certain Recognition, Non-Disturbance and Attornment Agreement dated as of June 23, 1999 by and among the CIB, the MDC, and Seller, (v) that certain Construction and Operation Agreement dated as of June 23, 1999 by and among the CIB, the MDC, and the Marion County

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Convention and Recreational Facilities Authority, (vi) that certain Construction and Operation Agreement dated as of June 23, 1999 by and among the CIB, the MDC and the State Office Building Commission, (vii) that certain Assignment and Assumption of Certain Obligations under Skybridge Agreement dated as of June 23, 1999 by and between the MDC and Seller, (viii) that certain Access Easement Agreement dated as of June 23, 1999 by and between the State Office Building Commission and the CIB for the use and benefit of the MDC, (ix) that certain letter agreement regarding parking dated as of May 12, 1999 by and between the State Office Building Commission and Seller, (x) Section 2.8 of that certain Agreement for Architect's Services, dated June 14, 1999, between the Department of Metropolitan Development, acting on behalf of the Metropolitan Development Commission of Marion County, Indiana, and Hellmuth, Obata & Kassabaum (the "Architect"), and, at Purchaser's option, any other provisions identified by Purchaser in such agreement, and (xi) at Purchaser's option, provisions identified by Purchaser in that certain Construction Management Agreement, dated June 23, 1999, between Huber, Hunt and Nichols, Inc. (the "Construction
Manager") and the Department of Metropolitan Development, acting on behalf of the Metropolitan Development Commission of Marion County, Indiana.

     N. "Seller's Knowledge" means the actual knowledge of Deno Yiankes. Larry Burnell, Bruce White, Mark Prince and Dave Sibley.

     O. "Title Company" means Chicago Title Insurance Company.

     SECTION 2. AGREEMENT TO SELL AND PURCHASE.

     A. Purchase Price. On the Closing Date, Seller shall assign and convey the Project to Purchaser or Purchaser's designee on the terms and conditions set forth herein. On the Closing Date, the Purchaser or Purchaser's designee shall assume and accept the Project from Seller on the terms and conditions set forth herein and shall pay to the Seller the purchase price ("Purchase Price") in immediately available funds of ONE HUNDRED SIX MILLION DOLLARS ($106,000,000), subject to prorations and other adjustments as set forth below.

     B. Earnest Money. Upon the execution of this Agreement, Purchaser shall deposit FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the "Initial Earnest Money Deposit") with the Title Company. Within thirty (30) days from the date hereof, Purchaser shall deposit an additional FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS ($4,500,000) with the Title Company (the "Second Earnest Money Deposit") provided this Agreement has not been terminated prior thereto in accordance with this Agreement (the Initial Earnest Money Deposit and the Second Earnest Money Deposit are herein collectively called the "Earnest Money"). The Earnest Money shall be held by the Title Company in accordance with the terms hereof and invested in a money market account with all interest earned thereon payable with the Earnest Money. If this Agreement is terminated due to Purchaser's default hereunder, the Earnest Money shall be paid to Seller as liquidated damages and as Seller's sole and exclusive remedy. If the Closing occurs hereunder, the Earnest Money shall be paid to Seller and credited against the Purchase Price. If the Closing does not occur hereunder for any reason other than Purchaser's default hereunder, the Earnest Money shall be refunded to Purchaser.

     SECTION 3. REPRESENTATIONS AND WARRANTIES BY SELLER. Seller hereby represents and warrants to, and covenants and agrees with, Purchaser as of the date hereof and as of the Closing as follows (all of which representations and warranties shall be deemed automatically remade as of the Closing):

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     A. Due Organization. Seller is an Indiana limited liability company duly organized and validly existing under the laws of the State of Indiana; Seller has full organizational power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

     B. Power. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been or (if and when executed) will be duly executed and delivered by Seller, and are or will be legal, valid and binding obligations of Seller. Provided that Seller is able to obtain any and all consents or approvals that may be required under the Project Agreements with respect to the transactions contemplated by this Agreement which are listed on Exhibit M attached, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which the Seller is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over the Seller or the Project.

     C. Title. To Seller's Knowledge, Seller has good and marketable title to the Project, subject only to the Project Agreements, liens for current real estate taxes and assessments not yet due and payable, and any matters that would be disclosed by a complete and accurate survey and physical inspection of the Project. All food and beverage operations at the Project are owned by Seller, and Seller owns all merchandise for sale at the Project other than merchandise in stores leased pursuant to the Tenant Leases.

     D. Permits and Legal Compliance. To the best of Seller's Knowledge, Seller, or its Operator, as below defined, has all licenses, permits and certificates necessary for the use and operation of the Project as presently operated, including, without limitation, all certificates of occupancy (if applicable) and hotel, restaurant and liquor licenses necessary for the occupancy and operation of the Project as presently operated. To the best of Seller's Knowledge, the Project, including the use thereof, complies in all material respects with all Project Agreements and all applicable laws, rules and regulations as presently in effect as of the Effective Date, including the Americans with Disabilities Act and all applicable zoning laws.

     E. No Proceedings. To the best of Seller's Knowledge, there is no action, suit or proceeding pending before any court or governmental agency or body against the Project or the Seller, which would have a material adverse effect on the Project; and, to the best of Seller's Knowledge, no such material action, suit or proceeding has been threatened in writing. Without limiting the generality of the foregoing, Seller has not received any written notices of any violations or alleged material violations of any laws, rules, regulations or codes, including building codes, with respect to the Project which have not been corrected to the satisfaction of the governmental agency issuing such notices.

     F. Eminent Domain. There are no pending condemnation, eminent domain or similar proceedings relating to the Project or any portion thereof or any interest (whether legal, beneficial or otherwise) or estate therein; and, to the best of Seller's Knowledge, no such proceedings have been threatened in writing.

     G. Zoning; Taxes. There are no pending or, to the best of Seller's Knowledge, threatened zoning changes or variances with respect to the Project; nor to Seller's Knowledge has anyone initiated any request or application for a zoning change or variance with respect to the Project. There are no pending or, to the best of Seller's Knowledge, threatened changes in access to the Project. There are no pending or, to the best of Seller's Knowledge, threatened reassessments or special tax assessments, liens, tax warrants or judgments against the Project other than the 2002 real property tax reassessment, and the Project is separately assessed for real estate tax purposes.

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     H. Service and Supply Contracts. Attached hereto as Exhibit C is a list of all contracts or agreements to which Seller is a party for the providing of services or supplies to or management of the Project, including (without limitation) a list of all amendments and modifications thereto and assignments thereof (which contracts and agreements, together with the contracts and agreements entered into by Seller with respect to the Project after the date hereof in accordance with the terms of this Agreement, are herein referred to collectively as the "Service and Supply Contracts"). Seller has hereto delivered to Purchaser true and correct copies of the Service and Supply Contracts. Except as may be shown in said exhibit, all of the Service and Supply Contracts are in full force and effect and free from material default by Seller and, to Seller's Knowledge, free from material default by the other party or parties thereto and there is no existing event which, with the passage of time or giving of notice, or both, would become a material default under the Service and Supply Contracts by Seller and, to Seller's Knowledge, there is no event which, with the passage of time or giving of notice, or both, would become a material default under the Service and Supply Contracts by the other party or parties thereto, and, to Seller's Knowledge, there are no disputes, claims or rights of set-off under the Service and Supply Contracts. All charges under the Service and Supply Contracts have been paid through the dates shown on Exhibit C.

     I. Equipment Leases. Attached hereto as Exhibit D is a list of all equipment leases to which Seller is a party for the leasing of equipment for the Project, including (without limitation) a list of all amendments and modifications thereto and assignments thereof (which leases, together with the equipment leases entered into by Seller with respect to the Project after the date hereof in accordance with the terms of this Agreement, are herein referred to collectively as the "Equipment Leases"). Seller has hereto delivered to Purchaser true and correct copies of the Equipment Leases. Except as may be shown in said exhibit, all of the Equipment Leases are in full force and effect and free from material default by Seller and, to Seller's Knowledge, free from material default by the other party or parties thereto and there is no existing event which, with the passage of time or giving of notice, or both, would become a material default under the Equipment Leases by Seller and, to Seller's Knowledge, there is no event which, with the passage of time or giving of notice or both, would become a material default under the Equipment Leases by the other party or parties thereto, and, to Seller's Knowledge, there are no disputes, claims or rights of set-off under the Equipment Leases. All charges under the Equipment Leases have been paid through the dates shown on Exhibit D.

     J. Tenant Leases. Attached hereto as Exhibit E is a list of all outstanding leases or agreements pursuant to which any person occupies, or has the right to occupy, space in the Project including all amendments and modifications thereto and assignments and guaranties thereof (which leases, agreements and other documents, together with the lease documents entered into by Seller after the date hereof in accordance with the terms of this Agreement, are referred to collectively as the "Tenant Leases"). Seller has heretofore delivered to Purchaser true and correct copies of the Tenant Leases. Except as shown on such Exhibit, (i) to the best of Seller's Knowledge, there are no material defaults under any of the Tenant Leases and the Tenant Leases are in full force and effect, there are no existing events which with the passage of time or giving of notice or both would become a material default under the Tenant Leases, and there are no disputes, claims or rights of set-off under the Tenant Leases, (ii) except as shown on such exhibit, there are no security deposits nor any rights to refunds of rents previously paid under the Tenant Leases, and all rents due to date have been paid on the Tenant Leases, (iii) there are no brokerage commissions or fees due now or payable in the future in connection with the Tenant Leases, (iv) all of the landlord's concessions under the Tenant Leases have been paid and performed in full (other than any unexpired rent abatement set forth in the Tenant Leases), (v) to the best of Seller's Knowledge there are no bankruptcy or insolvency proceedings pending or threatened with respect to any of the tenants under the Tenant Leases, and there are no material adverse changes in the financial condition of any such tenants, and (vi) no tenant has notified Seller in writing of any material, uncured defects or alleged defects in its premises or the common areas of the Project. In the event any such notices are received by Seller between the date of this Agreement and Closing, copies thereof shall be furnished to Purchaser.

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     K. Labor Contracts. Attached hereto as Exhibit F is a list of all employees working for the Operator on behalf of Seller at the Project, including their salaries and benefits, all of whom are employees of the Operator for the Project, and not of Seller; and Purchaser will be under no obligation to use or hire such employees for the Project after Closing (except as provided elsewhere in this Agreement). There are no employment agreements for employees at the Project or union contracts with respect to the Project that will be binding on Purchaser after Closing. To the best of Seller's Knowledge, there are no unfair labor proceedings, strikes or other material employee disputes pending or threatened with respect to the Project. To the best of Seller's Knowledge, all employees working at the Project comply with all immigration laws and have all work permits, visas and other documents necessary to legally work at the Project.

     L. Disclosure. There are no contracts or agreements of any kind relating to the Project to which Seller or its agents is a party and which would be binding on Purchaser after Closing, including brokerage agreements, other than this Agreement, the documents delivered pursuant hereto, and the Project Agreements, the Tenant Leases, the Service and Supply Contracts and the Equipment Leases.

     M. Financial Information. Seller has delivered to Purchaser financial statements for the Project for that portion of calendar year 2001 from and after commencement of operations at the Project and for calendar year 2002, and interim financial statements for the first ten (10) monthly periods of calendar year 2003. Such financial statements are true, complete and correct in all material respects, for their respective periods of reporting, and have been prepared in accordance with generally accepted accounting principles, and no event has occurred with respect to the operation of the Project since the date of those financial statements which would materially and adversely affect the operation of the Project as presently operated.

     N. Bookings. Attached hereto as Exhibit N is a list of all bookings for the Project as of the date set forth on Exhibit N.

     O. Hazardous Wastes. To the best of Seller's Knowledge, except for those hazardous materials which are normally used in the operation of properties similar to the Project and which are stored in compliance with all applicable laws, the Project is free of asbestos, PCBs, toxic wastes and other hazardous materials, has never been used as a dumping site or storage site for toxic or hazardous wastes and is in compliance in all material respect with all environmental laws. For purposes of this paragraph, "toxic wastes and other hazardous materials" shall include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, and so-called "Superfund" or "Superlien" law, or any Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now in effect. Seller is not required to file a disclosure statement under the Indiana Responsible Property Transfer Act.

     P. ERISA. The Seller is not and is not acting on behalf of an "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), a "plan" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. (S) 2510.3 101 of any such employee benefit plan or plans.

     Q. Existing Management Agreement. Seller and White Lodging Services Corporation, an Indiana corporation (the "Operator"), are parties to a Management Agreement, dated June 23, 1999, for the Project (the "Existing Management Agreement"). The Existing Management Agreement has not been modified or amended and is in full force and effect. Seller has previously delivered to Purchaser a true, correct and complete copy of the Existing Management Agreement. To the best of Seller's Knowledge, there are no material defaults under the Existing Management Agreement and there are no existing events which with the passage of time or giving of notice or both would become a material default under the Existing Management Agreement, and there are no disputes, claims or rights of set-off under the Existing Management Agreement.

     R. Project Agreements. The Project Agreements have not been modified or amended, and Seller has hereto delivered to Purchaser true and correct copies of the Project Agreements. All of the Project Agreements are in full force and effect and free from material default by Seller and, to Seller's Knowledge, free from material default by the other party or parties thereto and there is no existing event which, with the passage of time or giving of notice, or both, would become a material default under the Project Agreements by Seller and, to Seller's Knowledge, there is no event which, with the passage of time or giving of notice or both, would become a material default under the Project Agreements by the other party or parties thereto, and, to Seller's Knowledge, there are no disputes, claims or rights of set-off under the Project Agreements. All charges under the Project Agreements have been paid through the date hereof.

     S. Liquor License. The Liquor License is in good standing with the Indiana Alcohol & Tobacco Commission. There are no outstanding taxes, including, but not limited to, sales and property taxes, fees and other charges relating to the Liquor License which are due and payable. The Seller has not been cited for hearing for violation of the law, rules or regulations relating to the Liquor License. The Seller is not under an order of suspension or revocation relating to the Liquor License.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT PURCHASER IS PURCHASING AND ACQUIRING THE PROJECT "AS-IS", "WHERE IS", AND WITH ALL FAULTS, AND THAT EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, OF ANY KIND OR NATURE WHATSOEVER WITH RESPECT TO THE PROJECT OR ANY ASPECT OR COMPONENT THEREOF, INCLUDING WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, HABITABILITY, AND/OR MERCHANTABILITY; AND, EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION SET FORTH IN ANY REPORTS, SURVEYS, STUDIES, ANALYSES OR OTHER MATERIALS FURNISHED BY SELLER OR OPERATOR TO PURCHASER OR OBTAINED BY PURCHASER WITH RESPECT TO THE PROJECT. EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER IS RELYING SOLELY ON ITS OWN INSPECTIONS AND INVESTIGATIONS WITH RESPECT TO ALL MATTERS REGARDING THE PROJECT.

     SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to, and covenants and agrees with, Seller as of the date hereof and as of the Closing as follows (all of which representations and warranties shall be deemed automatically remade as of the Closing):

     A. Due Organization. Purchaser is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware and will by Closing be duly qualified to transact business in the State of Indiana. Purchaser has full power and authority, and is duly authorized, to execute, enter into, deliver and perform this Agreement and its obligations hereunder.

     B. Power. This Agreement and all other agreements, instruments and documents required to be executed or delivered by Purchaser pursuant hereto have been or (if and when executed) will be duly executed and delivered by Purchaser, and are or will be legal, valid and binding obligations of Purchaser. No consents and permissions are required to be obtained by Purchaser for the execution and performance of this Agreement and the other documents to be executed by Purchaser hereunder. The consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, any agreement or document to which Purchaser is a party or by which it is bound, or any order, rule or regulation of any court or of any federal or state regulatory body or any administrative agency or any other governmental body having jurisdiction over Purchaser.

     C. No Proceedings. There are not now pending or, to the best of Purchaser's knowledge, threatened, any action, suit or proceeding, legal, equitable or otherwise, against Purchaser which would affect its ability to perform its obligations hereunder. There is not now pending or, to the best of Purchaser's knowledge, threatened any action, suit or proceeding before any court or governmental agency or body which might adversely affect Purchaser's ability to perform its obligations hereunder.

     SECTION 5. OPERATION OF THE PROJECT PRIOR TO CLOSING. The Seller shall do all of the following, from and after the date hereof through and including the Closing Date:

     A. operate and maintain the Project in the manner in which it presently is maintained and operated (normal wear and tear and damage from casualty and condemnation excepted), maintain the good will of the Project and, subject to damage, destruction or loss to the Project in which event Purchaser shall have the rights set forth in Section 6C, cause the Project to be, on the Closing Date, in substantially the same condition as exists as of the date of this Agreement (normal wear and tear excepted); and promptly correct all building code and other governmental violations with respect to the Project of which it receives written notice prior to Closing;

     B. maintain the Furniture, Fixtures and Equipment in substantially their present condition (damage, destruction or other loss from casualty, and normal wear and tear, excepted), and not remove any of the Furniture, Fixtures or Equipment from the Project unless replaced with Furniture, Fixtures and Equipment of at least as good a quality as that removed;

     C. maintain the Consumables in substantially their present condition and replace any Consumables used at the Project with new Consumables which are substantially equal in quality and quantity to those that have been used at the Project;

     D. maintain, or cause to be maintained, all existing insurance carried by Seller on the Improvements;

     E. without the prior written consent of Purchaser which shall not be unreasonably withheld, conditioned or delayed, (i) not enter into any new contracts or agreements affecting the Project which would be binding on Purchaser after Closing, except for contracts and agreements entered into in the ordinary course of operating the Project; and (ii) not, except in the ordinary course of operating the Project, modify, amend, terminate, cancel or grant concessions regarding any existing contracts or agreements affecting the Project which would be binding on the Purchaser after Closing;

     F. perform all of its obligations accruing prior to Closing under any material contracts or agreements affecting the Project;

     G. without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed and to be promptly given (except that no consent from Purchaser shall be required in the case of emergencies or for any alterations or modifications that may be required by law), not make, or obligate itself to make, any alterations or modifications to the Project, except for alterations and modifications made prior to the end of the Inspection Period the cost of which, in the aggregate, do not exceed of Fifty Thousand Dollars ($50,000.00); and

     H. without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed and to be promptly given, not enter into any new group bookings in excess of, for any one (1) such booking, one hundred (100) rooms for the Project which are not in the ordinary course of business and consistent with past practices.

     SECTION 6. CONDITIONS TO CLOSING. In addition to the conditions provided in other provisions of this Agreement, the parties' obligations to perform their undertakings provided in this Agreement, are each conditioned on the fulfillment of each of the following which is a condition to such party's obligation to perform hereunder (subject to such party's waiver in strict accordance with Section 9 below):

     A. Not later than twenty (20) days after the date hereof, Seller shall deliver to Purchaser each of the following: (i) a copy of the existing as-built ALTA/ACSM survey of the Project (the "Survey") certified to Purchaser and the Title Company, including a certification that there have been no material changes with respect thereto since the date prepared; (ii) evidence (which can be in the form of a certificate of the surveyor in form and substance reasonably acceptable to Purchaser) that the Project is not in a 100 year flood plain, and
(iii) a current title insurance commitment from Title Company for the Project (the "Title Commitment") together with legible copies of all exceptions appearing in such Title Commitment. Purchaser shall have ten (10) days following the later of receipt of the Title Commitment or the Survey to object in writing to any matter disclosed in the Survey and Title Commitment. Failure to object within the ten (10) day period shall be deemed approval of the matters set forth in the Title Commitment and Survey. All matters showing thereon which are approved or deemed approved by Purchaser shall be deemed "Permitted Exceptions." If Purchaser disapproves any matters in the Survey or Title Commitment, Seller may, but shall not be obligated to, cure such matters; but if Seller cannot cure such matters by 5:00 p.m. Central Standard time on the fifteenth (15th) day after receipt of Purchaser's written objection notice, Purchaser may elect either to terminate this Agreement by providing written notice of termination to Seller or to accept such matters as Permitted Exceptions; provided, however, Seller shall cause to be cured or insured over in a manner reasonably acceptable to Purchaser any monetary liens on the Project which were either voluntarily placed on the Project by Seller or which do not exceed $100,000 in the aggregate. Purchaser shall be deemed to have elected to terminate this Agreement if Purchaser does not notify Seller, in writing, by 5:00 p.m. Central Standard time on that fifteenth (15th) day, that Purchaser is electing to accept such matters as Permitted Exceptions.

     B. As a condition to each party's obligation to perform hereunder, the due performance by the other of all undertakings and agreements to be performed by the other hereunder and the truth of each representation and warranty as set forth herein made pursuant to this Agreement by the other at the Closing Date.

     C. As a condition to Purchaser's obligation to perform hereunder (and not as a default by Seller), there shall not have occurred between the date hereof and the Closing Date, inclusive, destruction of or damage or loss to the Project (whether or not covered by insurance proceeds) from any cause whatsoever which either materially affects the common areas of the Project or which costs more than One Million Dollars ($1,000,000) in the aggregate to repair; provided, however, that in the event of such destruction or damage, Purchaser may elect to proceed with the Closing in which case Seller shall assign to Purchaser at Closing any claims for proceeds from the insurance policies covering such destruction or damage (including any business interruption proceeds for the period after Closing) and shall credit Purchaser at Closing the amount of any deductibles thereunder. If the cost of repairing the destruction, damage or loss is less than One Million Dollars ($1,000,000) in the aggregate and does not materially affect the common areas of the Project, the parties shall proceed with the Closing as provided herein, the cost of repair shall be deducted from the Purchase Price, and Seller shall assign to Purchaser any business interruption proceeds for the period after Closing. Prior to the end of the Inspection Period (defined below), as such Inspection Period may be extended pursuant to the terms hereof, Seller shall cause Purchaser to be added as an additional insured to Seller's business interruption insurance for the Project which insurance shall provide coverage against any business interruption at the Project for a minimum of one (1) year.

     D. As a condition of Purchaser's obligation to perform hereunder (and not as a default by Seller), Purchaser shall be satisfied in its sole and absolute discretion with all aspects of the Project (including, but not limited to, the physical and environmental condition of the Project); provided, however, if Purchaser does not notify Seller in writing by 5:00 p.m. Central Standard time on the date which is thirty (30) days from the Effective Date hereof (the "Inspection Period") that is not satisfied and that it terminates this Agreement, Purchaser shall be deemed to be satisfied with the condition of the Project. If Purchaser timely provides written notice of termination pursuant to the preceding sentence, this Agreement shall terminate and the Earnest Money shall be refunded to Purchaser, Purchaser shall have no further interest in this Agreement or the Project, and neither party shall have any further liability under this Agreement except as otherwise expressly provided for in this Agreement. Purchaser shall not be required to give its reasons for terminating this Agreement pursuant to this paragraph.

     E. As a condition to Purchaser's obligation to perform hereunder (and not as a default by Seller), that there shall not have occurred at any time or times on or before the Closing Date any taking or threatened taking of the Project or any part thereof or any interest or estate therein by condemnation, eminent domain or similar proceedings; provided, however, Purchaser may elect to waive such condition in which case Seller shall assign to Purchaser at Closing all of Seller's right, title and interest in and to any proceeds resulting from any such proceeding.

     F. As a condition to Purchaser's obligation to perform hereunder (and not as a default by Seller), as of the Closing Date, all contracts and agreements affecting the Project, including the Project Agreements, shall be in full force and effect, unmodified and unwaived (except for terminations, modifications and/or waivers permitted hereunder or to which Purchaser consents), and in good standing and free from material default; provided, however, Seller covenants and agrees, and it shall be a condition to Purchaser's obligation to perform its undertakings hereunder, that Seller shall terminate at its expense any existing management agreements and franchise agreements for the Project as of Closing.

     G. As a condition to Purchaser's obligation to perform hereunder, Marriott shall have agreed with Purchaser prior to the end of the Inspection Period to enter into a replacement franchise agreement for the Project, effective as of the Closing, in form and substance satisfactory to Purchaser in its sole discretion (the "New Franchise Agreement"); provided, however, if Marriott has not agreed with Purchaser to enter into the New Franchise Agreement by the end of the Inspection Period, Purchaser may, upon written notice to Seller prior to the end of the Inspection Period, extend the Inspection Period by up to a maximum of thirty (30) days (the "First Extension Period") but solely for purposes of entering into the New Franchise Agreement with Marriott and for no other purpose. If Marriott has not agreed with Purchaser to enter into the New Franchise Agreement by the end of the First Extension Period, Purchaser may, upon written notice to Seller prior to the end of the First Extension Period, extend the Inspection Period by up to a maximum of an additional thirty (30) days (the "Second Extension Period") but solely for purposes of entering into the New Franchise Agreement with Marriott and for no other purpose provided Purchaser deposits the Second Earnest Money Deposit with the Title Company on or before the commencement of the Second Extension Period. If Marriott has not agreed with Purchaser to enter into the New Franchise Agreement by the end of the Second Extension Period, Purchaser may, upon written notice to Seller prior to the end of the Second Extension Period, extend the Inspection Period by up to a maximum of another additional thirty (30) days (the "Third Extension Period") but solely for purposes of entering into the New Franchise Agreement with Marriott and for no other purpose provided Seller shall have the right to terminate this Agreement at any time during the Third Extension Period on ten (10) days' prior notice to Purchaser unless Purchaser notifies Seller prior to the end of such ten (10) day period that it has entered into the New Franchise Agreement with Marriott and is waiving the condition set forth in this paragraph. If Purchaser has not notified Seller by the end of the Inspection Period, as it may be so extended, that Purchaser has entered into the New Franchise Agreement with Marriott, this Agreement shall automatically terminate, unless it has already been terminated in accordance with the terms hereof prior thereto; and the Earnest Money shall be returned to Purchaser. Purchaser shall use good faith efforts to reach agreement with Marriott on the New Franchise Agreement provided the New Franchise Agreement is in substantially the same form as the Existing Franchise Agreement.

     H. Seller covenants and agrees, and it shall be a condition to Purchaser's obligation to perform its undertakings hereunder, that from and after the date hereof, at all reasonable times, Purchaser (and its agents) shall be permitted access to the Project and to all books, records and reports relating to the Project for the purpose of inspecting same, and Purchaser (and its agents) shall have the right to photocopy any and all such books, records and information. All information relating to the Project made available to Purchaser shall be treated as confidential by Purchaser and its employees and agents. Purchaser (and its agents) shall also have the right to meet with the Operator of the Project (including key employees and consultants) to discuss any matters relating to the operation of the Project. Any entry by Purchaser and its agents on the Project shall be upon reasonable prior notice to Seller and while accompanied by a Seller representative and in a manner least disruptive to Seller's and its tenants' businesses being conducted at or from the Project, and Purchaser will indemnify and hold Seller harmless against any and all injuries, claims, losses, damages and expenses arising out of its performance of any such entry, inspection or other activities, and Purchaser shall, at Purchaser's cost and expense, restore the Project to its condition as existed prior to the performance of such entry, inspection or other activities. The previsions of the preceding sentence shall survive termination of this Agreement.

     I. As a condition to Purchaser's obligation to perform hereunder (and not as a default by Seller), no notices of any violations of any laws shall have been issued with respect to the Project prior to Closing, which have not been corrected prior to Closing;

     J. Seller acknowledges that Purchaser intends to obtain all licenses necessary for the operation of the Project. To the extent necessary, Seller shall cooperate with Purchaser (provided, that Seller shall not be required to incur more than nominal cost or expense in connection therewith) to obtain the required approvals for such license, and the costs and expenses associated with Purchaser's efforts to obtain such licenses, including any costs and expenses incurred by Seller in connection therewith which are more than nominal, shall be paid by the Purchaser. It is expressly understood and agreed that Purchaser's ability to obtain all necessary licenses for the Project is a condition precedent to the obligations of Purchaser to purchase the Project pursuant to this Agreement; provided, however, (i) Purchaser's right to terminate this Agreement as a result of Purchaser's inability to obtain an alcoholic beverage license for the Project shall be governed solely by the terms of Section 6(N) below, and (ii) Purchaser's right to terminate this Agreement as a result of Purchaser's inability to obtain any other licenses shall terminate thirty (30) days after the date hereof and Purchaser shall be deemed to have satisfied itself that it can obtain all such other licenses if Purchaser does not terminate this Agreement within such thirty (30) day period. Purchaser agrees to use its best efforts to obtain the required licenses.

     K. As a condition to Purchaser's obligation to perform hereunder, Purchaser shall have obtained approval from the board of trustees of its general partner for the transaction set forth herein on or before the expiration of the Inspection Period (which for purposes of this paragraph shall not include any extension periods as described in Paragraph 6(G) above). If Purchaser does not notify Seller by the end of the Inspection Period that Purchaser has not obtained such approval, this condition shall be deemed waived by Purchaser. If Purchaser so notifies Seller by the end of the Inspection Period that Purchaser has not obtained approval for the transaction set forth herein, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability to one another hereunder except for those provisions that expressly survive the termination of this Agreement.

     L. As a condition to Seller's and Purchaser's obligations to perform hereunder, Seller shall have been able to obtain prior to the Closing Date any and all consents or approvals as may be required under the Project Agreements, in order to consummate the transactions contemplated by this Agreement. If Seller is unable to obtain such consents, Seller shall reimburse Purchaser, up to a maximum of $50,000, for one-half of Purchaser's out-of-pocket expenses incurred in connection with this Agreement and the purchase of the Project.

     M. As a condition to Purchaser's obligation to perform hereunder, Seller shall have obtained and delivered to Purchaser estoppel certificates in the form attached hereto as Exhibit O from each of the parties to the Project Agreements other than the Architect and Construction Manager; and Seller shall use commercially reasonable efforts to obtain such certificates.

     N. The obligations of Purchaser to consummate this transaction are contingent on Purchaser being satisfied, in its sole judgment, during the Inspection Period (which for purposes of this paragraph shall not include any extension periods as described in Paragraph 6(G) above), that all necessary approvals for the transfer to Purchaser of the Liquor License or the issuance to Purchaser of a new Liquor License have been or will be obtained, and that immediately after the Closing Purchaser will be able to lawfully continue the sale of alcoholic beverages at the Licensed Premises during the pendency of such Liquor License transfer. If Purchaser determines that it will be unable to obtain the transfer or issuance of an acceptable Liquor License for the Premises, or to lawfully continue the sale of alcoholic beverages at the Licensed Premises during the pendency of such Liquor License transfer, then Purchaser may terminate this Agreement by delivering written notice to the Seller during the Inspection Period or this contingency shall be waived. Seller agrees to execute and deliver any and all reasonable documents and to otherwise cooperate with Purchaser in all reasonable respects in order to accomplish the foregoing. Without limiting the foregoing, Seller shall

          (i) execute and deliver to Purchaser (x) the required form of Consent to Transfer, (y) such documentation as is required to name Purchaser as Seller's Manager under the Liquor License, including a Manager's Questionnaire, and to use Seller's liquor license after Closing, assuming Purchaser provides Seller with any necessary information which is not in Seller's possession or control, and (z) such other documentation as Purchaser may reasonably require to evidence its ability to continue to lawfully sell alcoholic beverages from the Premises after Closing; provided, however, Purchaser shall be solely responsible for any fees incurred in connection with the foregoing,

          (ii) if the Liquor License will expire within ninety (90) days of Closing, cause, at its sole cost and expense, the Liquor License to be renewed, and

          (iii) not take any action, or omit to take any action, that would cause the Liquor License to be revoked or suspended.

In connection with the foregoing, Seller shall obtain all necessary tax clearances from the Marion County Treasurer necessary for the transfer of the Liquor License.

     SECTION 7. CLOSING.

     A. Time. The Closing hereunder shall occur on the Closing Date at the offices of the Title Company.

     B. Actions. At the Closing, each party shall satisfy itself that the other is then in position to deliver the items specified in Section 7C below and that the conditions contained herein have been satisfied. Upon being so satisfied and concurrently with the delivery of the documents described below, the following, subject to the terms and conditions hereof, shall occur:

          (1) Seller shall convey the Project, including the Project Agreements, Tenant Leases, Service and Supply Contracts and Equipment Leases (all to the extent transferable), to Purchaser; and

          (2) Purchaser shall pay to Seller the Purchase Price by wire transfer of immediately available funds, plus or minus prorations and credits as set forth herein.

     As mutually determined by Purchaser and Seller, the Closing shall occur either as a "New York style" closing or through an escrow, the cost of which shall be shared equally between Purchaser and Seller. If the parties agree to have a "New York style" closing, Seller shall deliver to the Title Company, if the Title Company so requires, a so called gap indemnity agreement in form reasonably satisfactory to Seller, provided that the duration thereof shall be limited to the period between the date of the Title Commitment and the date the Assignment of Project Agreements (defined below) and the Deed (defined below) are recorded. Purchaser shall receive full possession of the Project at Closing, subject only to the Project Agreements, Tenant Leases and Permitted Exceptions.

     C. Deliveries.

          (1) At the Closing, Purchaser shall receive all of the following, in form and substance reasonably satisfactory to Purchaser (it being agreed by Purchaser that the documents attached hereto as exhibits are satisfactory in form to Purchaser):

               (a) an assignment and assumption of the Project Agreements in the form of Exhibit P attached hereto (the "Assignment of Project Agreements"), executed by the Seller;

               (b) a special warranty deed for the Improvements in the form customarily used in the jurisdiction where the Project is located, executed by the Seller;

               (c) a bill of sale and assignment for the Personal Property in substantially the form of Exhibit H, executed by Seller;

               (d) an assignment of the Service and Supply Contracts, in the form of Exhibit I attached hereto (the "Assignment of Service and Supply Contracts"), executed by Seller, assigning to Purchaser the Service and Supply Contracts (subject to Section 7(C)(1)(n) below);

               (e) an assignment and assumption of the Tenant Leases, in the form of Exhibit J hereto (the "Assignment of Tenant Leases"), executed by Seller, assigning the Tenant Leases to Purchaser;

               (f) an assignment and assumption of the Equipment Leases, in the form of Exhibit K hereto (the "Assignment of Equipment Leases"), executed by Seller, assigning to Purchaser the Equipment Leases (subject to Section 7(C)(1)(n) below);

               (g) a certificate from Seller that each of the representations and warranties contained in Section 3 hereof is true and correct as set forth herein as of the Closing Date. Such certificate shall contain an updated list of the Tenant Leases, Service and Supply Contracts and Equipment Leases, which Seller shall certify to be true and correct as of Closing.

               (h) to the extent Seller, using commercially reasonable efforts, is able to obtain them, written acknowledgments (the "Estoppel Certificates") from the parties (other than the Seller) obligated on the Tenant Leases (said estoppels from tenants to be in substantially the form of Exhibit L hereto), dated as of a date not more than thirty
          (30) days prior to Closing;

               (i) to the extent transferable or assignable by Seller, all licenses, permits, approvals, zoning exceptions and approvals, consents and orders of governmental, municipal or regulatory authorities in Seller's possession or control and relating to the ownership, operation and use of the Project;

               (j) notices to each of the tenants under the Tenant Leases, notifying them of the sale of the Project and directing them to pay all future rent as Purchaser may direct (the "Tenant Notices"), and notices to the other parties under the Service and Supply Contracts and Equipment Leases notifying them of the sale of the Project to Purchaser;

               (k) a closing statement setting forth all prorations and credits required hereunder (the "Closing Statement"), executed by Seller;

               (l) a copy of the management agreement attached hereto as Exhibit Q (the "New Management Agreement") executed by White Lodging Services Corporation;

               (m) terminations of the Existing Management Agreement and Existing Franchise Agreement for the Project;

               (n) terminations, effective no later than Closing, of those Service and Supply Contracts and Equipment Leases which Purchaser has requested be terminated and which are terminable by their terms prior to the Closing provided Purchaser pays any fees or penalties resulting from such terminations, together with an indemnity from Seller for any claims or liabilities arising under such terminated Service and Supply Contracts and Equipment Leases;

               (o) an affidavit from Seller that it is not a "foreign person" or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended;

               (p) a vendor's affidavit from Seller for the benefit of the Title Company, in a form sufficient to permit the deletion of those so-called "standard exceptions" that may be deleted by the delivery of a vendor's affidavit;

               (q) any documents reasonably required of Seller by the Title Company that may be provided by Seller without more than nominal cost or expense to Seller;

               (r) evidence satisfactory to Purchaser that Seller has the right to assign to Purchaser the right to use the name of the Project (subject in all respects to the rights of Marriott, its successors or assigns, under the Existing Franchise Agreement);

               (s) the original of all Project Agreements to the extent they are in the possession of Seller or its agents;

               (t) all keys and combinations to locks located at the Project;

               (u) all soil reports, engineering studies, maintenance records, consultant reports, plans and specifications and books and records relating to the Project which are in the possession of Seller or its managing agent;

               (v) a complete set of all guest registration cards, guest transcripts, guests' histories and all other guest information;

               (w) a complete list of all advance room reservations and functions in reasonable detail so as to enable Purchaser to honor them;

               (x) evidence that Seller has complied with all bulk sales laws;

               (y) evidence reasonably satisfactory to Purchaser that all sales, occupancy, use or other taxes due and payable prior to Closing in connection with the operation of the Project have been paid; and

               (z) a written opinion of counsel for Seller, addressed to Purchaser, dated as of the Closing Date, to the effect that Seller is duly organized and validly existing, and that this Agreement, and all other agreements, instruments, certificates and documents herein specifically provided to be executed by Seller have been duly authorized, executed and delivered by Seller to the extent they purport to be an agreement of Seller.

          (2) Seller shall have received from Purchaser all of the following, in form and substance reasonably satisfactory to Seller (it being agreed by Seller that the documents attached hereto as exhibits are satisfactory in form to the Seller):

               (a) payment of the Purchase Price, plus or minus prorations and credits;

               (b) a certificate from Purchaser that each of the representations and warranties contained in Section 4 is true and correct as of the Closing Date;

               (c) a written opinion of counsel for Purchaser, addressed to Seller, dated as of the Closing Date, to the effect that Purchaser is duly organized and validly existing and in good standing, and that this Agreement, and all other agreements, instruments, certificates and documents herein specifically provided to be executed by Purchaser have been duly authorized, executed and delivered by Purchaser to the extent they purport to be an agreement of Purchaser; and

               (d) copies of the Assignment of Service and Supply Contracts, the Assignment of Tenant Leases, the Assignment of Equipment Leases, the Assignment of Project Agreements, the Tenant Notices, the New Management Agreement, the New Franchise Agreement, and the Closing Statement, executed by Purchaser.

     D. Prorations. The Purchase Price for the Property shall be subject to prorations and credits as follows to be determined as of 12:01 A.M. on the Closing Date, the Closing Date being a day of income and expense to Purchaser:

          (1) Hotel Revenues. Except as set forth below, Seller shall be entitled to all hotel room, food service, bar, beverage and liquor revenues and charges and all revenues and charges from hotel room operations, restaurant operations, hotel banquet and conference facility operations, and other revenue of any kind attributable to the Project for the period prior to 12:01 a.m. local time on the Closing Date. Purchaser shall be entitled to all hotel room, food service, bar, beverage and liquor revenues and charges and all revenues and charges from restaurant operations, hotel banquet and conference facility operations, and all other revenue of any kind attributable to any of the Project for the period on and after 12:01 a.m. local time on the Closing Date. Notwithstanding the foregoing, Purchaser shall be entitled to one-half (1/2) of the revenue from hotel rooms at the Project for the night preceding the Closing. Purchaser shall not give Seller a credit at Closing for any accounts receivable in connection with the Project as of Closing; but Purchaser shall use reasonable efforts to collect such accounts receivable and shall remit them to Seller promptly upon collection, less all reasonable out of pocket costs of collection; provided, however, any collections shall be applied first to the accounts specified by the payor and then to accounts due Purchaser prior to any payments to Seller. Seller shall deliver to Purchaser or provide Purchaser a credit against the Purchase Price for the Project in an amount equal to all guest reservation deposits held by the hotel for hotel guests arriving or staying after check out time for the Project on the Closing Date, and Purchaser shall and hereby does indemnify and hold Seller harmless with respect to any claims relating to those deposits credited to Purchaser. The provisions of this Paragraph shall survive Closing.

          (2) Rents Payable Under Tenant Leases. Any portion of any Rents collected subsequent to the Closing Date and properly allocable to periods prior to the Closing Date, net of Purchaser's reasonable out of pocket costs of collection, if any, shall be paid, promptly after receipt, to the Seller. No credit shall be given the Seller at Closing for accrued and unpaid Rents or any other non-current sums due from tenants under the Leases until said sums are paid, but Purchaser shall use reasonable efforts, not including litigation, to collect the same and shall promptly remit the same to Seller upon receipt; provided, however, any collections shall be applied first to the accounts specified by the payor and then to accounts due Purchaser prior to any payments to Seller. Any advance rental payments or deposits paid by tenants prior to the Closing Date and applicable to the period of time subsequent to the Closing Date and any security deposits or other amounts paid by tenants, together with any interest on both thereof to the extent such interest is due to tenants, shall be credited to Purchaser on the Closing Date, and Purchaser shall and does hereby indemnify Seller for any claims with respect to those advance rental payments, deposits and interest credited to Purchaser. At Closing, Purchaser and Seller shall jointly notify the tenants in the Tenant Notices that Purchaser has received the advance rents, deposits and interest from Seller and has assumed Seller's obligations with respect to the Leases and the advance rents, deposits and interest, and that Seller shall have no further liability with respect thereto. The provisions of this paragraph shall survive the Closing.

          (3) Cash. Purchaser shall give Seller a credit at Closing for all petty cash funds at the Project and all cash in any operating accounts for the Project to the extent such petty cash and operating accounts are transferred to Purchaser at Closing. Purchaser and Seller shall make mutually satisfactory arrangements for counting such cash and determining the balances in the operating accounts as of 12:01 a.m. local time on the Closing Date.

          (4) Trade Payables. Trade payables shall mean (for all purposes) under this Agreement open accounts payable to trade vendors or suppliers of the Project's hotel, restaurant, bar or similar facilities. Seller agrees to give Purchaser a credit at Closing for all trade payables from the Project which have accrued prior to 12:01 a.m. local time on the Closing Date, and Purchaser shall be obligated to pay such payables to the extent it has received a credit from Seller at Closing and shall and hereby does indemnify and hold Seller harmless from the same. Purchaser agrees to pay all trade payables from the Project which have accrued from and after 12:01 a.m. local time on the Closing Date and shall and hereby does indemnify and hold Seller harmless from payment of the same. The provisions of this paragraph shall survive Closing.

          (5) Banquet and Event Deposits. Purchaser shall receive and be entitled to a credit against the Purchase Price for all prepaid deposits for banquets and other functions that are scheduled to take place at the Project on or after the Closing Date, and Purchaser shall and hereby does indemnify and hold Seller harmless with respect to any claims relating to those deposits which have been credited to Purchaser. The provisions of this Paragraph shall survive Closing.

          (6) Service and Supply Contracts and Equipment Leases. Any amounts prepaid or payable under any Service and Supply Contracts or Equipment Leases which Purchaser is to assume at Closing shall be prorated at the Closing as of the Closing Date with Seller obligated for all such sums payable with respect to the Project that have accrued prior to 12:01 a.m. local time on the Closing Date and Purchaser obligated for all payable sums accruing under such Service and Supply Contracts and Equipment Leases from and after 12:01 a.m. local time on the Closing Date. Seller agrees to give Purchaser a credit at Closing for all such sums for which Seller is responsible as provided above in this Paragraph; Purchaser shall be obligated to pay such payables to the extent it has received a credit from Seller at Closing and shall and hereby does indemnify and hold Seller harmless from the same. Purchaser agrees to pay all such payables from the Project accruing under such Service and Supply Contracts and Equipment Leases from and after 12:01 a.m. local time on the Closing Date and shall and hereby does indemnify and hold Seller harmless from payment of the same. Seller shall be entitled to a credit at Closing for all such amounts that have been prepaid as are allocable to the period prior to 12:01 a.m. local time on the Closing Date. Seller shall remain liable for all obligations under Service and Supply Contracts and Equipment Leases which Purchaser does not assume at Closing. The indemnities and obligations contained or provided for in this paragraph shall survive Closing.

          (7) Sales and Excise Taxes. Seller shall be responsible for paying any and all sales, occupancy, use, innkeepers, unemployment or other taxes due in connection with the operation of the Project which have accrued prior to 12:01 a.m. local time on the Closing Date and shall indemnify Purchaser for all such taxes. Purchaser shall be responsible for paying and shall and hereby does indemnify and hold Seller harmless from any sales, occupancy, use, innkeepers, unemployment or other taxes which accrue from and after 12:01 am local time on the Closing Date with respect to the Project. The indemnifications and obligations set forth herein shall survive the Closing.

          (8) Real Property Taxes. Purchaser shall receive a credit at Closing for any accrued but unpaid real estate taxes which have been assessed for and become a lien against the Project during the calendar year in which the Closing occurs (and to the extent unpaid, for prior years). provided, however, that any such taxes assessed for prior calendar years but payable during the calendar year in which the Closing occurs shall either be paid by Seller prior to Closing or credited to Purchaser on the Closing Date. If the amount of any such taxes have not been determined as of Closing, such credit shall be based, in the case of the proration for the real estate taxes assessed for 2003 (payable in 2004), on 100% of the most recent ascertainable taxes and, in the case of the real estate taxes assessed for 2004 (payable in 2005), on 115% of the most recent ascertainable taxes; and such taxes shall be re-prorated upon issuance of the final tax bill and completion of all appeals with respect thereto. Seller shall also pay all assessments for public improvements which are constructed before or in the process of construction on the Closing Date and any other special assessments which are otherwise levied or charged against the Project prior to Closing only if and to the extent assessed for periods prior to Closing; provided, however, that any such assessments not due and payable on the Closing Date shall be credited to Purchaser at the Closing. Purchaser shall have the right to assume any tax protests or appeals for the year in which the Closing occurs, and the costs of such protests and appeals shall be prorated between Purchaser and Seller in the same manner as the taxes related thereto are being prorated. Seller shall execute any and all documents and powers of attorney reasonably required to enable Purchaser to assume any tax protests and appeals pursuant to this Agreement.

          (9) Personal Property Taxes. Seller shall pay when due all personal property taxes on the Project which have been assessed for calendar year 2003. If the Closing occurs on or after March 1, 2004, Seller shall also pay when due all personal property taxes on the Project which are assessed for calendar year 2004; and Purchaser shall reimburse Seller for Purchaser's share of the personal property taxes on the Project assessed for calendar year 2004 when such taxes are due, such reimbursement being based on Purchaser's proportionate share of the total personal property taxes assessed for 2004 (Purchaser's proportionate share being that number of days during 2004 in which Purchaser owned the Project divided by 365). If the Closing occurs prior to March 1, 2004, Purchaser shall pay when due all personal property taxes on the Project which are assessed for calendar year 2004, and Seller shall reimburse Purchaser for Seller's share of the personal property taxes on the Project assessed for calendar year 2004 when such taxes are due, such reimbursement being based on Seller's proportionate share of the total personal property taxes assessed for 2004 (Seller's proportionate share being that number of days during 2004 in which Seller owned the Project divided by 365); provided, however, in the event the Closing occurs prior to March 1, 2004, Seller's liability for personal property taxes assessed for calendar year 2004 shall not exceed the liability Seller would have incurred if the value of the personal property as shown on the personal property tax return submitted by Purchaser for the personal property taxes assessed for calendar year 2004 equaled the value of the personal property as shown on the personal property tax return submitted by Seller for the personal property taxes assessed for calendar year 2002.

          (10) Utilities. Utilities and fuel, including, without limitation, steam, water, electricity, gas and oil shall be prorated as of Closing. The Seller shall cause the meters, if any, for utilities to be read on the day on which the Closing Date occurs and to pay the bills rendered on the basis of such readings. If any such meter reading for any utility is not available, then adjustment therefor shall be made on the basis of the most recently issued bills therefor which are based on meter readings no earlier than thirty (30) days prior to the Closing Date; and such adjustment shall be reprorated when the next utility bills are received.

          (11) Employee Expenses. Seller has informed Purchaser that all persons currently employed for work in or in connection with the Project and its operation ("Employees") are employees of the Operator and not of Seller. Purchaser shall receive a credit at Closing for any wages or benefits accrued prior to 12:01 a.m. local time on the Closing Date which are payable or owed to the Employees, including any accrued sick, personal and vacation days and any unfunded or underfunded pension obligations; and Seller shall indemnify Purchaser against any claim in connection with such obligations to the extent not credited to Purchaser at the Closing. To the extent credited to Purchaser at Closing, Purchaser shall and hereby does indemnify and hold harmless Seller with respect to such obligations. Purchaser shall be responsible for, and shall and hereby does indemnify and hold harmless Seller with respect to, any wages or benefits or other amounts that accrue from and after 12:01 a.m. local time on the Closing Date with respect to those Employees working at the Project after Closing, including without limitation any sick, personal and vacation days and any unfunded or underfunded pension obligations. In addition, Seller shall comply with all obligations imposed on Seller, by the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or by other applicable federal or state laws regarding continuation coverage rights, to the extent that it is required to do so under applicable laws. Purchaser agrees that Purchaser shall not require that any Employees be terminated from employment at or before Closing, and shall and hereby does indemnify and hold harmless Seller and the Operator from any liabilities, claims, causes of action, damages, costs or expenses relating to The Worker Adjustment and Retraining Notification Act and any rules and regulations promulgated thereunder (the "WARN Act") that may arise or occur as a result of the actions or omissions of Purchaser, its affiliates, and/or their respective successor or assigns, including without limitation any termination by Purchaser, its affiliates and/or their respective successors or assigns of the employment of any of the Employees after Closing; provided, however, in no event shall Purchaser be responsible for any liabilities under the WARN Act resulting from the acts of the Operator. The indemnities and obligations provided herein shall survive the Closing.

          (12) Project Agreements. Any reoccurring or annual charges under the Project Agreements shall be prorated at Closing, with Seller getting a credit for any such prepaid charges as of the Closing and Purchaser getting a credit for any accrued charges as of the Closing.

     At least five (5) days prior to Closing, Seller shall use commercially reasonable efforts to deliver to Purchaser copies of all information and records necessary to support the prorations hereunder. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, either party shall be entitled to an adjustment to correct the same.

     E. Expenses. Purchaser shall be responsible for all recording fees associated with recording with the Assignment of the Project Agreements with the office of the Recorder of Marion County, Indiana.

     F. Title. At the Closing Seller shall, at Seller's expense (except for the endorsements listed under 2 through 9 below), cause Title Company to issue to Purchaser in form and substance reasonably acceptable to Purchaser, an ALTA policy of title insurance or equivalent (the "Subleasehold Policy") with Purchaser named as insured, dated as of the Closing Date, with a liability limit equal to the Purchase Price, insuring that valid sub-leasehold title to the Land and fee title to the Improvements are vested in Purchaser, subject only to the lien for current real estate taxes and assessments not yet due and payable, the Permitted Exceptions, Tenant Leases and Project Agreements. The Subleasehold Policy shall include the following express affirmative coverage (either by the express terms of the Subleasehold Policy or by title endorsements), all in form and substance reasonably acceptable to Purchaser; provided, however, such endorsements, except for the one listed at 1 below, shall be at Purchaser's expense:

          (1) protection against (i) liens for labor, services or materials whether or not of record; (ii) parties in possession (other than tenants under Tenant Leases, as such tenants only); (iii) unrecorded easements;
     (iv) taxes or special assessments not shown by the public records; and (v) exceptions which a correct survey would disclose;

          (2) a long form (3.1) zoning endorsement including insurance that the Project is in compliance with all zoning requirements relating to parking and loading docks;

          (3) if the legal description for the Land contains more than one parcel, a contiguity endorsement for each of the parcels which comprise the Land insuring that such parcels are contiguous parcels of real estate;

          (4) coverage insuring that the Project has access, that the Project abuts on physically open streets and that the property insured in the Owner's Policy is the same as that shown on the Survey (defined below);

          (5) the owner's equivalent of a so called Comprehensive Endorsement No. 1, insuring that there are no encroachments over property lines or easements and that there are no violations of any covenants, conditions or restrictions of record;

          (6) a endorsement insuring that the Project includes only the tax parcel numbers listed on the Owner's Policy and that none of such numbers covers property other than the Project;

          (7) an endorsement insuring that all utilities serving the Project come through publicly dedicated streets or valid, perpetual easements;

          (8) an endorsement insuring over all survey exceptions; and

          (9) an endorsement that the Project complies with all subdivision laws.

Seller may, at its option, or shall, to the extent required in Section 6(A) above, deliver to the Title Company any indemnities of the Seller or other appropriate parties relating to the issuance of the Subleasehold Policy for purposes of causing the Title Company to insure over, in form reasonably satisfactory to Purchaser, any exceptions reflected on the Title Commitment to which Purchaser has timely objected as provided in Section 6(A) above.

     G. Guest Property. The parties shall arrange for hotel guests to sign new deposit box or other appropriate receipts on the day before the Closing Date with respect to baggage, personal property, laundry, valet packages and other property of hotel guests checked or left in the care of Seller by transient hotel guests or tenants; and, to the extent such receipts are not obtained, such property shall be sealed, listed in an inventory prepared and signed jointly by the parties as of the Closing Date, and Purchaser shall be responsible from and after the Closing Date for all such property listed in said inventory and shall and hereby does indemnify and hold Seller harmless with respect thereto. Seller shall be responsible for all items allegedly left at the Project by guests prior to Closing and not listed on said inventory and shall and hereby does indemnify and hold Purchaser harmless with respect thereto. The obligations of the parties under this paragraph shall survive Closing.

     SECTION 8. INDEMNIFICATION.

     A. In addition to any other obligations of Seller to indemnify and hold harmless Purchaser as expressly stated in other provisions of this Agreement, Seller shall hold harmless, indemnify and defend the Purchaser and Project from and against: (i) any and all obligations, liabilities, losses, liens or encumbrances arising out of claims by third parties, whether direct, contingent or consequential and no matter how arising, in any way related to or arising from the Project to the extent accruing or arising out of events occurring prior to the Closing Date, including, but not limited to, (a) any damage to property or injury to or death of any person occurring prior to the Closing Date, (b) claims by guests at the Project arising out of events occurring prior to Closing, (c) obligations to pay any taxes, in connection with the operation of the Project prior to 12:01 a.m. local time on the Closing Date, and (d) liabilities or obligations with respect to employees at the Project accruing prior to Closing except to the extent Purchaser received a credit therefor at Closing; (ii) any loss or damage to Purchaser resulting from any inaccuracy in or breach of any representation or warranty of Seller under this Agreement subject to the limitations set forth in Section 14 below, or resulting from any breach or default by Seller (other than a default by Seller in its obligation to close the purchase and sale transaction) under this Agreement; (iii) any claims for brokerage commissions or fees in connection with the leases of the Project executed prior to the Closing (but only to the extent the obligation for such commissions or fees was entered into by Seller or its predecessors) except to the extent Seller gives Purchaser a credit for such commissions at Closing; (iv) any obligations existing prior to the Closing Date for tenant alterations, improvements and punchlist items in connection with the Project arising out of Tenant Leases for the Project executed prior to Closing except to the extent Purchaser receives a credit therefor at Closing; (v) any wages, salaries, pension liabilities or fringe benefits accruing prior to 12:01 am local time on the Closing Date for those employees of Operator at the Project except to the extent Purchaser received a credit therefor at Closing; (vi) any liabilities or obligations accruing or arising out of events occurring prior to the Closing under the Tenant Leases, Service and Supply Contracts, Equipment Leases and Project Agreements, and (vii) all costs and expenses of Purchaser, including reasonable attorneys' fees, related to any actual or threatened actions, suits or judgments incident to any of the foregoing, whether or not any such action or suit is ever filed or such judgment is ever rendered ("Seller's Indemnification Obligations"). However, to the extent any of the items listed in (i) through
(vii) above are also identified, in a more specific manner, as Seller's indemnification obligations in other provisions of this Agreement, those other provisions of this Agreement shall control over this Section 8(A).

     B. In addition to any other obligations of Purchaser to indemnify and hold harmless Seller as expressly stated in other provisions of this Agreement, Purchaser shall hold harmless, indemnify and defend Seller from and against: (i) any and all obligations, liabilities, losses, liens or encumbrances arising out of claims by third parties, whether direct, contingent or consequential and no matter how arising, in any way related to or arising from the Project to the extent accruing or arising out of events occurring from and after the Closing Date, including, but not limited to, (a) any damage to property or injury to or death of any person occurring from and after the Closing Date, (b) claims by guests at the Project arising out of events occurring from and after the Closing, (c) obligations to pay any taxes in connection with the operation of the Project from and after 12:01 am on the Closing Date, and (d) liabilities or obligations with respect to employees at the Project accruing from and after the Closing; (ii) any loss or damage to Seller resulting from any inaccuracy in or breach of any representation or warranty of Purchaser under this Agreement or resulting from any breach or default by Purchaser (other than a default by Purchaser in its obligation to close the purchase and sale transaction) under this Agreement; (iii) any claims for brokerage commissions or fees in connection with leases of the Project executed after the Closing (and any claims for brokerage commissions or fees in connection with leases of the Project executed prior to the Closing Date to the extent those commissions or fees relate to any amendments to or modifications of, extensions or expansions of, or other agreements made with respect to, those leases from and after the Closing provided the obligation for such commissions or fees are set forth on Exhibit E attached hereto); (iv) any obligations existing from and after the Closing Date for tenant alterations, improvements and punchlist items in connection with the Project arising out of tenant leases for the Project executed after the Closing or with respect to any lease amendments or modifications executed after Closing; (v) any wages, salaries, pension liabilities or fringe benefits accruing from and after 12:01 am local time on the Closing Date for those employees of Operator (or of Purchaser or any other person or entity) who continue to work at the Project after the Closing; (vi) any matters for which Purchaser received a credit from Seller at Closing; and
(vii) all costs and expenses of Seller, including reasonable attorneys' fees, related to any actual or threatened actions, suits or judgments incident to any of the foregoing, whether or not any such action or suit is ever filed or such judgment is ever rendered.

     SECTION 9. WAIVER. Each party hereto may, at any time or times, at its election, waive any of the conditions to its obligations hereunder by a written waiver expressly detailing the extent of such waiver (and no other waiver or alleged waiver by such party shall be effective for any purpose). No such waiver shall reduce the rights or remedies of such party by reason of any breach by the other party or parties of any of its or their obligations hereunder.

     SECTION 10. BROKERS. Seller shall be responsible for payment of all brokerage commissions or finders' fees due and payable to Hodges Ward Elliott, Inc. (the "Broker") in connection with the transactions contemplated by this Agreement. Each party represents and warrants to the other party that, insofar as it knows, no broker or other person, other than the Broker, is entitled to any commission or fee in connection with the transactions contemplated by this Agreement. Each party shall indemnify and hold harmless the other party against any loss, liability, damage or claim incurred by reason of any commission or fee alleged to be payable to anyone, other than the Broker, because of any act, omission or statement of the indemnifying party. Such indemnity obligation shall be deemed to include payment of reasonable attorneys' fees and court costs incurred in defending any such claim and shall survive the Closing or any termination of this Agreement.

     SECTION 11. ALCOHOLIC BEVERAGE PERMIT. If Purchaser is unable to obtain an alcoholic beverage permit in its own name, with respect to the Project, prior to Closing, Purchaser and Seller agree that, if it is lawful for Purchaser to continue, from and after the Closing, to continue to serve alcoholic beverages at the Project pursuant to Seller's existing alcoholic beverage permit with respect to the Project, Purchaser shall not have the right to terminate this Agreement for failure to obtain an alcoholic beverage permit with respect to the Project except as set forth in Section 6(N) above. In that circumstance, Purchaser and Seller shall cooperate with one another to execute and deliver and file with the applicable governmental authorities (if necessary or appropriate) such certificates, agreements and other documents as may be necessary or appropriate to permit Purchaser, from and after Closing, to continue to serve alcoholic beverages at the Project pursuant to Seller's existing alcoholic beverage permit until such time as Purchaser shall have been able to obtain an alcoholic beverage permit under its own name for the Project, and Purchaser shall, from and after the Closing, at Purchaser's sole cost and expense, use best efforts to obtain an alcoholic beverage permit under its own name for the Project. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all liabilities, claims or proceedings (including without limitation claims or proceedings by governmental authorities regarding actual or possible violations of law), causes of action, penalties, enforcement actions, damages, losses and/or expenses suffered or incurred by Seller with respect to, arising out of or caused by the sale by Purchaser or its affiliates or their successors or assigns of alcoholic beverages at the Project pursuant to Seller's alcoholic beverage permit. The obligations of the parties in this Section shall survive the Closing.

     SECTION 12. SURVIVAL; FURTHER INSTRUMENTS. All warranties, representations, covenants, obligations and agreements contained in or made pursuant to this Agreement shall survive the Closing hereunder and the transfers and conveyances and other transactions hereunder or contemplated hereby and any and all performances hereunder, except as expressly otherwise provided in this Agreement. Each party will, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement and as is consistent with this Agreement.

     SECTION 13. NO THIRD PARTY BENEFITS. This Agreement is made for the sole benefit of Purchaser and Seller and their respective successors and assigns (subject to the limitation on assignment set forth in Section 15 below), and no other person or persons shall have any right or remedy or other legal interest of any kind under or by reason of this Agreement. Whether or not either party hereto elects to employ any or all the rights, powers or remedies available to it hereunder, such party shall have no obligation or liability of any kind to any third party by reason of this Agreement or by reason of any of such party's actions or omissions pursuant hereto or otherwise in connection with this Agreement or the transactions contemplated hereby.

     SECTION 14. REMEDIES. If Seller shall default in its obligations hereunder prior to the Closing, Purchaser shall be entitled, as its sole and exclusive remedies under this Agreement, to (a) sue for specific performance of this Agreement, or (b) terminate this Agreement and recover its reasonable out-of-pocket expenses from Seller up to a maximum amount of $100,000, Purchaser hereby waiving all other claims and remedies with respect thereto. Further, Seller's liability under this Agreement after Closing for breaches of the representations and warranties set forth in Section 3 above shall (a) not exceed, in the aggregate, the Holdback (defined below), and (b) terminate one
(1) year after the Closing Date (except with respect to valid claims made by Purchaser with respect thereto prior to the one year anniversary of the Closing
Date). If Purchaser shall default in its obligations hereunder to Close the transaction, Seller's sole and exclusive remedy shall be to collect the Earnest Money as liquidated damages, Seller hereby waiving all other claims and remedies with respect thereto.

     SECTION 15. MISCELLANEOUS. This Agreement (including all Exhibits hereto) contains the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto respecting such matters. If any of the Exhibits are not attached hereto when this Agreement is executed, Seller shall have five (5) business days after the execution of this Agreement in which to submit such Exhibits to Purchaser for its approval and attachment to this Agreement. The table of contents and section headings shall not be used in construing this Agreement. Except as otherwise provided above, no remedy conferred upon a party in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Except as herein expressly provided, no waiver by a party of any breach of this Agreement or of any warranty or representation hereunder by the other party shall be deemed to be a waiver of any other breach by such other party (whether preceding or succeeding and whether or not of the same or similar nature) and no acceptance of payment or performance by a party after any breach by the other party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other party whether or not the first party knows of such breach at the time it accepts such payment or performance. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default. This Agreement shall be construed and enforced in accordance with the laws of the state where the Project is located. Purchaser may assign its rights under this Agreement without the prior written consent of Seller (in which event the transferee shall assume in writing all of the transferor's obligations hereunder), but with written notice to Seller; provided, however, that no such assignment by Purchaser shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. The provisions of this Agreement may not be amended, changed or modified orally, but only by an agreement in writing signed by the party against whom any amendment, change or modification is sought.

     SECTION 16. NOTICES. All notices and other communications which either party is required or desires to send to the other shall be in writing and shall be sent by messenger, facsimile, reputable overnight courier or registered or certified mail, postage prepaid, return receipt requested. Notices and other communications shall be deemed to have been given on the date of actual receipt. If a notice is sent by facsimile, a copy of the notice shall be sent by one of the other methods specified above. Notices shall be addressed as follows:

          To Seller:

          Convention Hotel Partners, LLC
          1000 East 80th Place, Suite 600 North
          Merrillville, Indiana 46410
          Attention: Lawrence E. Burnell
          Facsimile No. 219-685-6114

                    with copy to:

          Carol Ann Bowman
          1000 East 80th Place, Suite 700 North
          Merrillville, Indiana 46410
          Facsimile No. 219-680-4226

          To Purchaser:

          c/o LaSalle Hotel Properties
          4800 Montgomery Lane, Suite M25
          Bethesda, Maryland 20814
          Attention: Chief Operating Officer
          Facsimile No. (301) 941-1553

                    with a copy to:

          Hagan & Associates
          200 East Randolph Drive
          Chicago, Illinois 60601
          Attention: R. K. Hagan
          Facsimile No. (312) 228-0982

or to such other person and/or address as shall be specified by either party in a notice given to the other pursuant to the provisions of this Paragraph.

     SECTION 17. ATTORNEYS' FEES. In the event either party institutes legal proceedings to enforce its rights hereunder, the prevailing party in such litigation shall be paid all reasonable expenses of the litigation by the losing party, including its reasonable attorneys' fees.

     SECTION 18. CONFIDENTIALITY. Except for any disclosures required by law or the Securities and Exchange Commission, including, without limitation, Regulation FD, Seller and Purchaser agree to keep this Agreement and all information delivered pursuant hereto confidential and not disclose or make any public announcements with respect to the subject matter and/or terms and conditions of this Agreement without the prior written consent of the other party. Without limiting the foregoing, Purchaser agrees that it shall not disclose, and shall keep confidential, any and all financial information, reports, analyses, studies, surveys, assessments, and other materials and information furnished by Seller or Operator or obtained by Purchaser with respect to Seller and/or the Project (the "Seller's Information"). However, either party may make disclosures to the Operator, governmental agencies and authorities, Marriott, and its advisors, lenders and investors to the extent reasonably necessary to consummate the transactions set forth herein. If this Agreement is terminated for any reason, Purchaser shall promptly return to Seller any and all Seller's Information and shall destroy all notes, summaries, analyses, and other materials containing the same, in whatever form or format. The obligations of the parties under this Section, including without limitation Purchaser's obligations of confidentiality with respect to the Seller's Information, shall survive any termination of this Agreement. Notwithstanding the foregoing, there are no restrictions on any disclosure of the tax structure or tax treatment of the Agreement; and no Party claims any proprietary rights to any tax matter or idea

     SECTION 19. AUDIT. Seller will prior to Closing provide Purchaser with (a) audited financial statements for the Project for the that portion of calendar year 2001 from and after the date that operations at the Project commenced and for calendar years 2002 and 2003, prepared by an accounting firm which has been approved by the Securities and Exchange Commission (the "SEC"), and (b) with respect to calendar year 2004, provide to KPMG Peat Marwick LLP ("KPMG") a letter substantially in the form of Exhibit R attached hereto and make available to Purchaser all financial information for the three most recent fiscal years of the Project for the purpose of an audit to be performed by KPMG in accordance with Rule 3.05 of Regulation S-X of the SEC Rules and Regulations provided Purchaser keeps such information confidential except to the extent otherwise required by law or required by Purchaser's status as a public company. Such financial information will be made available to Purchaser and KPMG in a location mutually agreeable to Purchaser and Seller and will include, but will not be limited to, general ledgers, city ledgers, guest ledgers, audited financial statements and management letters, policies and procedures manuals, room contracts, labor contracts, loan agreements, compensation arrangements and any other agreements, invoices for all expenditures made, sales and marketing plans, fixed assets registers, budgets and variance explanations, personnel files, payroll registers, bank statements, bank account reconciliations, check registers (including the period following the most recent fiscal year) and descriptions of benefit plans, related party transactions, insurance coverage, litigation, vacation accruals and taxes paid.

     SECTION 20. HOLDBACK. Seller shall retain a liquid net worth of at least Three Million and NO/100 Dollars ($3,000,000.00) (the "Holdback") for the period commencing on the Closing and, subject to the following sentence, ending on the one year anniversary of the Closing Date, which liquid net worth can be used to satisfy Seller's obligations hereunder, if any, after the Closing; and, if Purchaser makes a valid claim for breach of Seller's obligations hereunder during such period, Seller shall continue to maintain a liquid net worth at least equal to such claim, up to the maximum amount of the Holdback, until such claim has been finally resolved; provided, however, assuming no claim has been made by Purchaser hereunder prior to the sixth month anniversary of the Closing Date, Seller may reduce the Holdback to Two Million and No/100 Dollars ($2,000,000) on the sixth month anniversary of the Closing Date. After the one year anniversary of the Closing Date, Seller shall continue

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

to maintain the Holdback in an amount reasonably estimated by Seller and Purchaser to equal Seller's liability under this Agreement for personal property taxes until such taxes which are Seller's liability hereunder have been paid in full by Seller.

     SECTION 21. LIKE-KIND EXCHANGE. Purchaser agrees to reasonably cooperate with Seller in effecting an exchange transaction by Seller which includes the Project pursuant to Section 1031 of the United States Internal Revenue Code, provided that: (i) Seller shall reimburse Purchaser for any costs or expenses incurred by Purchaser in connection with such cooperation (including without limitation reasonable attorneys' fees), (ii) Purchaser shall be exposed to no liability as a result of such cooperation, (iii) Seller shall indemnify Purchaser and its members, managers, partners, investors, principals and agents and from any liability, damage, cost or expense (including reasonably attorneys' fees) relating to or arising out of such tax-free exchange (which indemnification obligation shall survive the Closing), and (iv) such exchange shall not delay the Closing or require Purchaser to take title to any property except for the Project.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                        "SELLER"

                                        Convention Hotel Partners, LLC, an
                                        Indiana limited liability
                                          company

                                        By: Convention Hotel Partners, Inc., an
                                            Indiana corporation, its manager


                                        By: /s/ LAWRENCE E. BURNELL
                                            ------------------------------------
                                        Printed Name: Lawrence E. Burnell
                                        Title: Vice President


                                        "PURCHASER"

                                        LaSalle Hotel Operating Partnership,
                                          L.L.,
                                          a Delaware limited partnership

                                        By: LaSalle Hotel Properties, its
                                            general partner


                                        By: /s/ MICHAEL D. BARNELLO
                                            ------------------------------------
                                        Title: Authorized Signatory
                                        Printed Name: Michael D. Barnello

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